As filed with the Securities and Exchange Commission
                        On November 28, 1995
                                             Registration No. 33-___________
______________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 ---------------

                              TRANS FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)


Kentucky                                                     61-1048868
(State or other jurisdiction                                (I.R.S. Employer
of incorporation or                                         Identification No.)
organization)



                              500 East Main Street
                          Bowling Green, Kentucky 42101

                    (Address of Principal Executive Offices)
                                                     Copy to:
Douglas M. Lester,  President               Stewart E. Conner, Esq.
Trans Financial, Inc.                       Wyatt, Tarrant & Combs
500 East Main Street                        2800 Citizens Plaza
Bowling Green, Kentucky  42101              Louisville, Kentucky  40202
                     (Name and address of agent for service)

                                 (502) 781-5000
          (Telephone number, including area code, of agent for service)

              Approximate date of commencement of proposed sale to
           public: From time to time after the effective date of this
                             Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]


                         CALCULATION OF REGISTRATION FEE
----------------------------------- --------------- ---------------- -----------
                                     Proposed          Proposed
                                      maximum           maximum       Amount of
Title of securities  Amount to be   offering price     aggregate   registration
 to be registered      registered     per share     offering price      fee
------------------ ---------------  -------------- ---------------- ------------

Common Stock,             25,000       $17.1875(1)  $429,687.50(1)    $148.17
no par value              shares
------------------ -------------- ---------------- ----------------- -----------
        (1) Based upon the average of the bid and asked price for the Common Stock, as reported by the NASDAQ Stock Market as of November 22, 1995.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.
                                                15 sequentially numbered pages.
                                                Exhibit index on page 13.

                              TRANS FINANCIAL, INC.
                              Cross Reference Sheet
                    Pursuant to Item 501(b) of Regulation S-K

                                                     Location or Caption
          Item In Form S-3                           In Prospectus

 1. Forepart of Registration                         Outside Front Cover
        Statement and Outside Front                  Page of Prospectus
        Cover Page of Prospectus

 2. Inside Front and Outside                          Available Information,
        Back Cover Pages of                           Table of Contents
        Prospectus

 3. Summary Information, Risk                         The Company
        Factors and Ratio of
        Earnings to Fixed Charges

 4. Use of Proceeds                                   Not Applicable

 5. Determination of Offering                         Not Applicable
        Price

 6. Dilution                                          Not Applicable

 7. Selling Security Holders                          Selling Shareholder

 8. Plan of Distribution                              Selling Shareholder

 9. Description of Securities                         Not Applicable
        to be Registered

10. Interests of Named                                Not Applicable
        Experts and Counsel

11. Material Changes                                  Not Applicable

12. Incorporation of Certain                          Incorporation of
        Information by Reference                      Certain Documents
                                                      by Reference

13. Disclosure of Commission                          Not Applicable
    Position on Indemnification
    for Securities Act Liabilities

                              TRANS FINANCIAL, INC.



                                  25,000 Shares

                                  Common Stock


                          ----------------------------



        This Prospectus relates to up to 25,000 shares of common stock, no par value (the "Common Stock"), of Trans Financial, Inc. (the "Company"), which may be offered and sold from time to time hereafter by or for the account of the Selling Shareholder, as defined herein, in ordinary brokerage or principal transactions in the over-the-counter market. The Common Stock of the Company is quoted on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") Stock Market under the symbol "TRFI". On November 22, 1995, the closing sale price of the Common Stock on the NASDAQ Stock Market was $17.00 per share.





-----------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-----------------------------------------------------------------








                     The date of this Prospectus is___________, 1995.

                               TABLE OF CONTENTS
                                                                           Page
Available Information........................................................ 2
Incorporation of Certain Documents by Reference.............................. 3
The Company.................................................................. 3
Selling Shareholder.......................................................... 4
Legal Matters................................................................ 4
Experts...................................................................... 4


                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements, and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Room 1400, North Atrium Center, 500 West Madison Street, Chicago, Illinois 60604; and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.


                               * * * * * * * * * *


        No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, nor shall there be a sale of any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer, solicitation or sale. Neither delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof. Statements made in this Prospectus, unless the context indicates otherwise, are made as of the date of this Prospectus.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents heretofore filed by the Company with the Commission are specifically incorporated herein by reference:
        1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended; and

        2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.

        All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering being made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents incorporated by reference in this Prospectus, except for the exhibits to such documents. Requests should be directed to Edward Matthews, Chief Financial Officer, Trans Financial, Inc., 3170 Louisville Road, Bowling Green, Kentucky, 42101, (502) 793-7717.


                                   THE COMPANY

        The Company is a bank holding company registered under the Bank Holding Company Act of 1956 and a savings and loan holding company registered under the Home Owners' Loan Act. The Company has two commercial bank subsidiaries and one thrift subsidiary. The Company and its subsidiaries conduct business at 55 offices located in Kentucky and Tennessee. At September 30, 1995, the Company had total consolidated assets of approximately $1.7 billion, loans, net of unearned income, of $1.2 billion and total shareholders' equity of $127 million.

        The Company's principal executive offices are located at 500 East Main Street, Bowling Green, Kentucky 42101. Its telephone number is (502) 781-5000.

                               SELLING SHAREHOLDER

        The shares of common stock covered by this Prospectus were issued by the Company to Rita Bodart Scott (the "Selling Shareholder") in connection with the Company's acquisition of Travel Concepts, Inc., a Kentucky corporation ("TCI"), on August 31, 1995. Formerly, the Selling Shareholder was the President and sole shareholder and director of TCI. It is anticipated that the Selling Shareholder may from time to time offer and sell all or part of the shares of Common Stock covered by this Prospectus in ordinary brokerage or principal transactions in the over-the-counter market to market makers, to broker-dealers acting as agent for the Selling Shareholder, or to broker-dealers acting as agent for a customer, at prices prevailing at the time of sale, and in private transactions at negotiated prices. In connection with sales of the shares in the over-the-counter market, there will be paid such brokerage commissions or discounts as may be negotiated between the Selling Shareholder and her brokers, except that if the Selling Shareholder is also an affiliate of the Company within the meaning of the Act payment may be limited to normal brokerage commissions in connection with such sales. Upon any sale of the shares offered hereby, the Selling Shareholder, brokers executing sales orders on her behalf, and dealers to whom such persons or entities may sell, may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Act. As of the date of this Prospectus, no agreements, arrangements, or understandings have been entered into between the Selling Shareholder and any broker or dealer in connection with the sale of the Shares.

        The name and address of the Selling Shareholder is Rita Bodart Scott, 1284 Hays Court, Bowling Green, Kentucky 42103. As of the date of this Prospectus, the Selling Shareholder owned beneficially 107,823 shares of Common Stock, including 79,423 shares owned by James D. Scott, the Selling Shareholder's spouse and a director of the Company. The number of shares of Common Stock to be offered for the Selling Shareholder's account pursuant to this Prospectus is 25,000.


                                     EXPERTS

        The consolidated financial statements of the Company as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements refers to a change in accounting for income taxes and investments in debt and equity securities.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.  Other Expenses of Issuance and Distribution.

        The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, except for the registration fees. The Company will bear the cost of such expenses.

        Securities and Exchange Commission Fee .......................$  148.17
        Accountants' Fees and Expenses................................$3,500.00
        Legal Fees and Expenses.......................................$1,500.00

         Total........................................................$5,148.17


Item 15.  Indemnification of Directors and Officers.

        Article XI of the Registrant's Amended and Restated Articles of Incorporation limits the liability of directors of the Registrant pursuant to the Kentucky Business Corporation Act. Under this Article, directors generally will be personally liable to the Registrant or its shareholders for monetary damages only for transactions involving conflicts of interest or from which a director derives an improper personal benefit, intentional misconduct or violations of law, and unlawful distributions.

        The Bylaws of the Registrant require the Registrant to indemnify each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving in such capacity with another entity at the request of the Registrant, for the costs of such Proceeding to the fullest extent authorized by Kentucky law. If the Proceeding was initiated by the officer or director, however, indemnification is permitted only if the Proceeding was authorized by the Board of Directors. The costs indemnified include all expenses, liability and loss reasonably incurred or suffered by the director or officer in connection with his or her action on behalf of the Registrant.

        The Bylaws of the Registrant further provide for the advancement of expenses incurred by an officer or director, and reimbursable under the Bylaws, only upon delivery to the Registrant of an agreement, by or on behalf of such director or officer, to repay all amounts advanced if it is ultimately determined that such director or officer is not entitled to indemnification. If a claim is not paid in full by the Registrant within ninety (90) days after a written claim has been received, the director or officer making the claim may bring suit against the Registrant to recover any unpaid amount. If the director or officer is successful, in whole or in part, he or she will be entitled to be paid the expense of prosecuting such claim. Although it is a defense to an action against the Registrant by a director or officer that he or she has not met the standards of conduct which make it permissible under Kentucky law for the Registrant to indemnify, the Registrant has the burden of proving this defense.

        The circumstances under which Kentucky law requires or permits a corporation to indemnify its directors, officers, employees and/or agents are set forth at KRS 271B.8-500, et seq.

        Generally, under KRS 271B.8-500 et seq., a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: [1] he conducted himself in good faith; and [2] he reasonably believed: [a] in the case of conduct in his official capacity with the corporation that his conduct was in its best interests; and [b] in all other cases, that his conduct was at least not opposed to its best interests; and [3] in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

        A corporation may not indemnify a director: [1] in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or [2] in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

        In addition, the Registrant maintains directors' and officers' liability insurance covering certain liabilities which may be incurred by the directors and officers of the Registrant in connection with the performance of their duties.


Item 16.  Exhibits.

        The  following  exhibits  are  filed  as a  part  of  this  Registration
Statement:

        4(a) Restated Articles of Incorporation of the Registrant are incorporated by reference to Exhibit
                           (4)(a) to the Registrant's report on Form 10-Q for the quarter ended March 31, 1995.

        4(b) Articles of Amendment to the Restated Articles of Incorporation of the Registrant are incorporated by reference to Exhibit 4(b) to the Registrant's Report on Form 10-Q for the quarter ended March 31, 1995.

        4(c) Restated Bylaws of the Registrant as amended are incorporated by reference to Exhibit 4(b) to the Registrant's report on Form 10-K for the year ended December 31, 1993.

        4(d) Rights Agreement dated January 20, 1992 between First Union National Bank of North Carolina and the Registrant is incorporated by reference to Exhibit 1 to the Registrant's report on Form 8-K dated January 24, 1992.

        5 Opinion of Wyatt, Tarrant & Combs as to the legality of the Common Stock.

        23(a)              Consent of KPMG Peat Marwick LLP.

        23(b) Consent of Wyatt, Tarrant & Combs (included in Exhibit 5).

        24 Power of Attorney (included on signature page of this Registration Statement).


Item 17.  Undertakings.

        1.           The undersigned Registrant hereby undertakes:

        A. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        [1] To include any prospectus required by Section 10(a)(3) of the Act;

        [2] To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        [3] To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs 1(A)[1] and 1(A)[2] do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        B. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Articles of Incorporation or Bylaws of the Company or the Kentucky Business Corporation Act or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bowling Green, State of Kentucky on November 21, 1995.


                                            TRANS FINANCIAL, INC.


                                        By  /s/ Douglas M. Lester
                                            -----------------------
                                               Douglas M. Lester,
                                               Chairman of the Board, President
                                               and Chief Executive Officer


        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas M. Lester, Vincent A. Berta and Edward R. Matthews, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do and cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                Title                                  Date


/s/Douglas M. Lester     Chairman of the Board, President,     November 17, 1995
-------------------      Chief Executive  Officer
Douglas M. Lester        and Director

/s/Edward R. Matthews    Treasurer and Chief Financial         November 20, 1995
--------------------     Officer  (Principal  Financial and
Edward R. Matthews       Accounting Officer)

/s/Barry D. Bray
   Barry D. Bray             Director                November 17, 1995


/s/Mary D. Cohron
   Mary D. Cohron            Director                November 17, 1995



/s/ Floyd H. Ellis
    Floyd H. Ellis            Director               November 18, 1995



/s/ J. David Francis
    J. David Francis          Director               November 22, 1995



/s/Roy E. Gaddie
   Roy E. Gaddie              Director               November 18, 1995


/s/ John B. Gaines
    John B. Gaines            Director               November 20, 1995



/s/David B. Garvin
   David B. Garvin            Director                November 17, 1995



/s/ Wayne Gaunce
    Wayne Gaunce              Director                November 20, 1995



/s/ C.C. Howard Gray
    C.C. Howard Gray          Director                November 21, 1995



/s/ Charles Hardcastle
    Charles Hardcastle        Director                November 17, 1995



/s/ Carroll Knicely
    Carroll Knicely           Director                November 20 , 1995



/s/ C. Cecil Martin
    C. Cecil Martin           Director                November 17, 1995


/s/ Frank Mastrapasqua
    Frank Mastrapasqua        Director                November 21, 1995



/s/ Joseph I. Medalie
    Joseph I. Medalie         Director                November 20 , 1995


/s/ James D. Scott
    James D. Scott            Director                November 21,  1995



/s/ Charles M. Stewart
    Charles M. Stewart        Director                November 21, 1995



/s/ William B. Van Meter
    William B. Van Meter      Director                November 17, 1995


/s/ Thomas R. Wallingford
    Thomas R. Wallingford     Director                November 20, 1995

--------------------------------------------------------------------------------
                                INDEX TO EXHIBITS
--------------------------------------------------------------------------------


Exhibit Number             Description of Exhibit                        Page
4(a)                       Restated  Articles of  Incorporation  of the
                           Registrant   incorporated  by  reference  to
                           Exhibit (4)(a) to the Registrant's report on Form 10-Q for the quarter ended March 31, 1995.

4(b) Articles of Amendment to Restated Articles of Incorporation of the Registrant incorporated by reference to Exhibit 4(b) to the Registrant's report on form 10-Q for the quarter ended March 31, 1995.

4(c) Bylaws of the Registrant as amended are incorporated by reference to Exhibit 4(b) to the Registrant's report on Form 10-K for the year ended December 31, 1993.

                            Rights  Agreement  dated  January  20,  1992
4(d) between First Union National Bank of North Carolina) and the Registrant is incorporated by reference to Exhibit 1 to the Registrant's report on Form 8-K dated January 24, 1992.

5                           Opinion of Wyatt,  Tarrant & Combs as to the
                            legality of the Common Stock.                    14

23(a)                        Consent of KPMG Peat Marwick LLP.               15

23(b) Consent of Wyatt, Tarrant & Combs (included in Exhibit 5).

24 Power of Attorney (included on signature page of this Registration Statement).